UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 28, 2011
______________________

Active Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30939	74-2961657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
______________________

2128 W. Braker Lane, BK12
Austin, Texas 78758
(Address of principal executive offices, including zip code)

(512) 836-6464
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2011, the Compensation Committee (the “Committee”) of Active Power, Inc. (“Active Power” or the “Company”) approved the compensation for its executive officers for 2011.   As a result, the terms of the compensation of each of the Company’s executive officers whose compensation was specifically disclosed pursuant to SEC requirements in the 2010 proxy statement (the “Named Executive Officers”) were modified from the prior year, as set forth below.

Base Salary

The base salary for each of the Named Executive Officers was increased over their base salaries in 2010.  The 2011 base salary for James A. Clishem, Active Power’s Chief Executive Officer and President, was set at $343,917, an increase of 6% over 2010.  The 2011 base salary for John K. Penver, Active Power’s Chief Financial Officer, VP of Finance and Secretary, was set at $234,520, an increase of 10% over 2010.  The 2011 base salary for Lisa Brown, Active Power’s VP of Marketing and Sales Operations, was set at $205,013, an increase of 6.5% over 2010.  The 2011 base salary for Uwe Schrader-Hausmann, Active Power’s Chief Technical Officer, was set at €141,750, or approximately $190,002, an increase of 8% over 2010.

Annual Bonus

The following table lists the bonus targets set by the Committee for the Named Executive Officers for 2011 under the Company’s management incentive program:

Named Executive Officer	Target Bonus Award
James A. Clishem
President & Chief Executive Officer	$343,917
John K. Penver
Chief Financial Officer, Vice President Finance and Secretary	$140,712
Lisa M. Brown
Vice President Marketing & Sales Operations	$102,506
Uwe Schrader-Hausmann
Chief Technical Officer	€63,788

This target award level is 100% of base salary for Mr. Clishem, and 60% of base salary for Mr. Penver, 50% of base salary for Ms. Brown and 40% of base salary for Mr. Schrader-Hausmann. These targets were the same as the previous year for these Named Executive Officers, other than Mr. Penver, whose 2010 target was set at 50% of his base salary in that year.

For 2011, 80% of each of the Named Executive Officer’s target bonus awards is based upon achievement of corporate financial and operating objectives, which are the same objectives for each of the Named Executive Officers. These objectives include revenue, operating profit and product quality.  The remaining 20% of each Named Executive Officer’s target bonus award is based upon achievement of individual objectives unique to each executive and his or her area of responsibility.

Each of the revenue objective and operating profit objective represents 35% of the target bonus award for each Named Executive Officer in 2011.  The product quality objective represents 10% of the target bonus award.

In addition, consistent with last year, the revenue and operating profit objectives are subject to thresholds.  As a result of the thresholds, the Named Executive Officers will be entitled to a portion of the bonus attributable to these objectives based on achievement of amounts that are less than the goal for such objective.  The Named Executive Officers will be entitled to 50% of the target bonus attributable to the revenue target upon achievement of 80% of the revenue goal.  In addition, 50% of the target bonus attributable to the operating profit target is payable at a threshold of the operating profit goal.

As in 2010, the bonus amounts payable with respect to each of the revenue and operating profit objectives may exceed the target bonus amount attributable to each such objective.  The multiplier for each objective is capped at 2x, based on the achievement of at least 130% of the revenue goal, and 130% of the operating profit goal.

Stock Option Awards

The Committee also approved the following grants under the Company’s 2010 Equity Incentive Plan for its Named Executive Officers:

Named Executive Officer	Shares Subject to Option Awards
James A. Clishem
President & Chief Executive Officer	275,000
John K. Penver
Chief Financial Officer, Vice President Finance and Secretary	100,000
Lisa M. Brown
Vice President Marketing & Sales Operations	80,000
Uwe Schrader-Hausmann
Chief Technical Officer	80,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVE POWER, INC.

Date: March 4, 2011	By:	/s/ John Penver
John Penver
Chief Financial Officer